                                                                       EXHIBIT 5

                   AGREEMENT REGARDING BOARD OF DIRECTORS AND
                   AMENDMENT OF RIGHTS AGREEMENT ("AGREEMENT")
                DATED AS OF MARCH 12, 2003 (THE "EFFECTIVE DATE")

PARTIES: The Company Parties (as defined below) and the KU Parties (as defined below).

1.       DEFINITIONS

         "Annual Meeting" means the annual meeting of the Company's Stockholders to be held on April 2, 2003, as such meeting may be rescheduled, adjourned or postponed from time to time.

         "Board Nominees" means each of the following individuals: Mr. Clegg, Mr. Fink and Mr. Harch.

         "Bylaws" means the Company's Bylaws, as amended and restated prior to the Effective Date.

         "Certificate" means the Company's Amended and Restated Certificate of Incorporation.

         "Class III Director" means the Class III Directors of the Company as defined in the Certificate.

         "Company" means Nobel Learning Communities, Inc., a Delaware corporation.

         "Company Board" means the Company's Board of Directors.

         "Company Parties" means (1) the Company, and (2) Mr. Clegg.

         "KU" means KU Learning, L.L.C., a Delaware limited liability company.

         "KU Group" means KU, its sole member, Knowledge Universe Learning Group, L.L.C., and Knowledge Universe II LLC, the sole member of Knowledge Universe Learning Group, L.L.C., and its or their direct and indirect subsidiaries.

         "KU Loan Date" means the date on which all of the definitive documents for the KU Loan have been executed.

         "KU Parties" means (1) the KU Group, (2) Mr. Fink and (3) Mr. Harch.

         "Mr. Clegg" means A. J. Clegg, an individual and the Chief Executive Officer of the Company and Chairman of the Company Board.

         "Mr. Fink" means Steven B. Fink, an individual.

         "Mr. Harch" means Joseph Harch, an individual.

         "Parties" means the Company Parties and the KU Parties, and "Party" shall mean any one of them.

         "Rights Agreement" means the Rights Agreement, dated as of May 16, 2000, between the Company and Stocktrans, Inc. (as Rights Agent), as amended by Amendment No. 1 to Rights Agreement, dated as of August 4, 2002, and Amendment No. 2 to Rights Agreement, dated as of August 5, 2002.

2.       AGREEMENT REGARDING NOMINATION EFFORTS

         2.1. The KU Parties agree, subject to the Company Parties' compliance with the provisions of this Agreement, not to nominate or support the nomination of, as the case may be, any nominees for election at the Annual Meeting other than the Board Nominees or such persons as may be nominated for election to the Company Board pursuant to Section 3.7.

         2.2. The Company Parties agree, subject to the KU Parties' compliance with the provisions of this Agreement, not to nominate or support the nomination of, as the case may be, any nominees for election at the Annual Meeting other than the Board Nominees or such persons as may be nominated for election to the Company Board pursuant to Section 3.7.

         2.3. Subject to the Company Parties' compliance with the provisions of this Agreement, the KU Group shall cause all shares of the Company's Common Stock that the KU Group has the power to vote (or cause to be voted) at the Annual Meeting to be present (in person or by proxy) and voted in favor of the election of the Board Nominees at the Annual Meeting, and agrees not to take any action in breach of this Agreement.

3.       AGREEMENT REGARDING THE BOARD NOMINEES

         3.1.     The Company represents, warrants and covenants that:

                  3.1.1. the Company has taken all action necessary to be taken by it to cause each of the Board Nominees to become a nominee of the Company Board for election to the Company Board at the Annual Meeting;

                  3.1.2. each of the Board Nominees who is elected to the Company Board at the Annual Meeting will be a Class III Director, each with a term expiring at the Company's annual meeting of stockholders to be held in 2005; and

                  3.1.3. only 3 positions on the Company Board will be voted upon at the Annual Meeting, and that prior to the Annual Meeting, the Company will not take any action to change the term or composition of Class III Directors or the size of the Company Board without the prior written consent of KU.

         3.2. Subject to the Company Parties' compliance with the provisions of this Agreement, each of the Board Nominees confirms his consent to stand for election as a Board Nominee at the Annual Meeting and to serve as a member of the Company Board if elected; provided, however, that nothing contained in this Agreement shall restrict any Board Nominee from resigning from the Company Board at any time.

         3.3. Subject to the KU Parties' compliance with the provisions of this Agreement, the Company agrees to nominate the Board Nominees for election to the Company Board at the Annual Meeting, and agrees not to take any action in breach of this Agreement.

         3.4. The Company agrees to use its best efforts to hold the Annual Meeting on April 2, 2003, as scheduled and not to reschedule the Annual Meeting without the prior written consent of KU (which consent shall not be unreasonably withheld in the event such rescheduling is attributable to circumstances beyond the reasonable control of the Company).

         3.5. Subject to the KU Parties' compliance with the provisions of this Agreement, Mr. Clegg shall cause all shares of the Company's capital stock that Mr. Clegg has the power to vote (or cause to be voted) at the Annual Meeting to be present (in person or by proxy) and voted in favor of the election of all Board Nominees at the Annual Meeting.

         3.6. The Company Parties shall cause all shares represented by proxies to be voted at the Annual Meeting in accordance with the instructions given or, as to any matter as to which no instruction is given, and, subject to the KU Parties' compliance with the provisions of this Agreement, to be voted in favor of the election of all Board Nominees at the Annual Meeting.

         3.7. In the event any Board Nominee becomes unable or unwilling to serve as a member of the Company Board before the vote is taken at the Annual Meeting, (1) if such Board Nominee is Mr. Fink or Mr. Harch, then KU shall select a replacement nominee, and (2) if such Board Nominee is Mr. Clegg, then the Company Board shall select a replacement nominee; provided, however, that any replacement nominee selected pursuant to the foregoing clauses (1) or (2) shall first have been determined by the Company Board to be qualified to serve, based upon the Company's reasonable background and similar investigative checks and shall, if required, possess the qualifications required to serve on the Company's audit committee.

         3.8. If they are elected, Mr. Fink and Mr. Harch will serve as members of the Company Board for the same term as all other Board Nominees elected to the Company Board at the Annual Meeting, which term currently expires as provided in Article Eighth of the Company's Amended and Restated Certificate of Incorporation.

         3.9. For so long as Mr. Fink or Mr. Harch serve as members of the Company Board, each of them shall have all the same legal rights as the other members of the

                  Company Board in respect of his service under the law of the jurisdiction of incorporation of the Company, and under the Company's Amended and Restated Articles of Incorporation and Bylaws, as such jurisdiction of incorporation and/or documents may be changed from time to time.

4.       AMENDMENT OF THE RIGHTS AGREEMENT

         4.1. The KU Group represents and warrants to the Company that its collective beneficial ownership of the capital stock of the Company as of the Effective Date consists of 1,883,500 shares of Common Stock. The Company represents and warrants to the KU Group that the Company has an aggregate of 7,516,365 shares of capital stock outstanding on a fully-diluted basis as of the Effective Date (utilizing the treasury method of calculation in accordance with SFAS 128) consisting of 6,324,456 shares of Common Stock issued (which excludes 230,510 treasury shares), 300,966 shares of Common Stock issuable upon conversion of 1,023,694 shares of Series A Preferred Stock, 624,985 shares of Common Stock issuable upon conversion of 2,499,940 shares of Series C Preferred Stock, 265,958 shares of Common Stock issuable upon conversion of 1,063,830 shares of Series D Preferred Stock, no shares of Common Stock issuable upon exercise of Warrants, and no shares of Common Stock issuable upon exercise of outstanding employee stock options. Based on the foregoing, the Company represents and warrants to the KU Group that the KU Group's beneficial ownership represents approximately 25.1% of the fully-diluted capital stock of the Company outstanding as of the Effective Date (utilizing the treasury method of calculation in accordance with SFAS 128).

         4.2. The Company represents and warrants to KU that the Rights Agreement has been amended, by a certain Amendment No. 3 to Rights Agreement, to (a) allow KU and/or its designees to acquire (x) the Warrants (as defined in Section 5.2) on the KU Loan Date, (y) all securities issuable pursuant to the Warrants, and (z) following the KU Loan Date, after giving effect to the issuance of the Warrants (and all securities issuable pursuant to the Warrants), up to an additional ten percent (10%) of the fully-diluted capital stock of the Company (calculated in accordance with SFAS 128) outstanding from time to time after the KU Loan Date; provided, that any such acquisition of capital stock pursuant to the foregoing clause (z) is made in one or more transactions through purchases in the open market, and (b) allow the consummation of the agreements and provisions of this Agreement. The Company agrees to provide to KU upon request from time to time an updated calculation of the Company's outstanding fully-diluted capital stock (utilizing the treasury method of calculation in accordance with SFAS 128). A complete and accurate copy of such Amendment No. 3 to the Rights Agreement is attached hereto as Exhibit A.

5.       AGREEMENT REGARDING FINANCING AND RELATED WARRANT AGREEMENT

         5.1. KU represents and warrants to the Company that on or before May 1, 2003, KU and/or its designees shall provide a loan to the Company (the "KU Loan"), subject to (a) the Company Parties' compliance with the provisions of this Agreement, (b) satisfactory completion of due diligence related to the Company (to be completed on or before April 22, 2003 with the cooperation of the Company and subject to execution of a customary confidentiality agreement), and (c) execution of definitive loan documents containing the following terms and conditions:

                  5.1.1.   aggregate loan amount not to exceed $5.0 million;

                  5.1.2. interest payable quarterly at the rate of eleven percent (11%) per annum;

                  5.1.3.   one (1) year maturity date;

                  5.1.4. debt represented by the KU Loan to be junior to the Company's current bank debt and senior to all other debt of the Company, including all debt outstanding to Allied Capital (provided, that in the event that the consent of the Company's senior lenders and Allied Capital to the KU Loan on the terms as contemplated by this Agreement shall not have been obtained on or before April 25, 2003, KU shall have no obligation under this Section 5, the Company shall have no obligation under Section 5.2, and the Company shall have the right to terminate this Agreement pursuant to Section 5.4); and

                  5.1.5. such other customary terms and conditions to be mutually agreed upon by the parties.

         5.2. Upon the KU Loan Date, the Company agrees to issue and deliver to KU and/or its designees warrants to purchase shares of Common Stock of the Company (the "Warrants") with the following terms and conditions:

                  5.2.1. exercisable for 250,000 shares of Common Stock of the Company;

                  5.2.2. exercise price of $5.00 per share of Common Stock of the Company;

                  5.2.3. exercisable from the date of issuance and for an eight (8) year period thereafter; and

                  5.2.4. such other customary terms and conditions for warrants issued by the Company in connection with loans of the type described in this Section 5.

         5.3. The Parties agree that the final terms of the KU Loan, the Warrants and the definitive documentation related thereto will be negotiated and agreed to promptly following the mailing to stockholders of the Company of the Company's proxy statement for the Annual Meeting.

         5.4. In the event that the KU Loan Date does not occur on or before May 1, 2003, the Company Parties may terminate this Agreement by giving written notice of termination to KU, effective immediately upon delivery of such notice.

6.       MISCELLANEOUS PROVISIONS

         6.1. The Company Parties represent and warrant to the KU Parties that this Agreement has been approved by the Company Board, that the Company has duly executed and delivered this Agreement, and that this Agreement constitutes the legal, valid and binding obligation of each of the Company Parties, enforceable against each of them in accordance with its terms.

         6.2. The KU Parties represent and warrant to the Company Parties that this Agreement has been approved by all necessary limited liability company action of each member of the KU Group, that each member of the KU Group has duly executed and delivered this Agreement, and that this Agreement constitutes the legal, valid and binding obligation of each of the KU Parties, enforceable against each of them in accordance with its terms.

         6.3. This Agreement constitutes the entire agreement of the Parties with respect to its subject matter and supersedes any and all prior agreements or understandings, whether written or oral, between or among them with regard to such subject matter.

         6.4. This Agreement may be amended only by a written agreement duly executed by the Parties.

         6.5. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware including its conflict of law principles.

         6.6. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and assigns of the Parties.

         6.7. This Agreement shall confer no rights or benefits upon any person (natural or juridical) other than the Parties.

         6.8. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which shall together constitute a single instrument.

                            [signature page follows]

EXECUTION: This Agreement has been executed by each of the Parties as of the date written above.

NOBEL LEARNING COMMUNITIES, INC.,      KU LEARNING, L.L.C.,
a Delaware corporation                 a Delaware limited liability company

By: _____________________________      By: _____________________________________
     Name:                             Name: Stanley E. Maron
     Title:                            Its: Assistant Secretary

_________________________________      KNOWLEDGE UNIVERSE LEARNING GROUP, L.L.C,
A. J. Clegg, an individual             a Delaware limited liability company

                                       By: _____________________________________
                                       Name: Stanley E. Maron
                                       Its: Assistant Secretary

                                       KNOWLEDGE UNIVERSE II LLC,
                                       a Delaware limited liability company

                                       By: _____________________________________
                                       Name: Stanley E. Maron
                                       Its: Assistant Secretary

                                       _________________________________________
                                       Steven B. Fink, an individual

                                       _________________________________________
                                       Joseph Harch, an individual

                                                                       EXHIBIT A



                             AMENDMENT NO. 3 TO THE
                                RIGHTS AGREEMENT
                       OF NOBEL LEARNING COMMUNITIES, INC.

         This Amendment No. 3, dated as of March 12, 2003, amends the Rights Agreement dated as of May 16, 2000, as amended by Amendment No. 1 dated as of August 4, 2002 and as further amended by Amendment No. 2 dated as of August 5, 2002 (as amended and in effect from time to time, the "RIGHTS AGREEMENT"), between Nobel Learning Communities, Inc., a Delaware corporation (the "COMPANY"), and Stocktrans, Inc., as Rights Agent (the "RIGHTS AGENT"). Terms defined in the Rights Agreement and not otherwise defined herein are used herein as so defined.

                              W I T N E S S E T H:

         WHEREAS, on May 16, 2000, the Board of Directors of the Company authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, shares of the Company's Preferred Stock;

         WHEREAS, on May 16, 2000, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of Common Stock of the Company outstanding on the Record Date and authorized the issuance of one Right (subject to certain adjustments) for each share of Common Stock of the Company issued between the Record Date and the Distribution Date;

         WHEREAS, on August 4, the Board of Directors of the Company approved Amendment No. 1 to the Rights Agreement;

         WHEREAS, on August 5, the Board of Directors of the Company approved Amendment No. 2 to the Rights Agreement;

         WHEREAS, the Merger Agreement referenced in Amendment No. 2 has been terminated by the Company;

         WHEREAS, the Distribution Date has not occurred; and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has approved an amendment of certain provisions of the Rights Agreement as set forth below;

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1. Exceptions to the Definition of "Acquiring Person." Section 1(a)(ii) of the Rights Agreement is hereby amended by restating it in its entirety as follows:

         "An Acquiring Person shall not include (A) the Company, (B) any Subsidiary of the Company, (C) any employee benefit plan of the Company, or of any

         Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (D) any Person who falls within the definition of an Acquiring Person pursuant to Section 1(a)(i), but falls within such definition solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become an Acquiring Person as a result of such redemption or repurchase of Common Stock by the Company, acquires beneficial ownership of any additional shares of Common Stock, and (E) any Person who qualifies as an Acquiring Person pursuant to Section 1(a)(i) inadvertently, and who divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person pursuant to Section 1(a)(i). None of KU Learning, L.L.C., Knowledge Universe Learning Group, L.L.C., Knowledge Universe II LLC nor their respective subsidiaries, Associates, Affiliates or designees (collectively, the "Exempted Persons") either individually, collectively or in any combination shall be or be deemed to be an Acquiring Person by virtue of or as a result of (i) actions taken in furtherance of the formation of a group consisting solely of Exempted Persons in connection with the Board Agreement and the transactions contemplated thereby, (ii) the execution of the Board Agreement, (iii) on or after the KU Loan Date (as that term is defined in the Board Agreement), the acquisition of the Warrants (as that term is defined in the Board Agreement) and/or the acquisition of any securities issuable pursuant to the Warrants, (iv) on or after the KU Loan Date, after giving effect to the issuance of the Warrants (and all securities issuable pursuant to the Warrants), the acquisition of up to an additional ten percent (10%) of the fully-diluted capital stock of the Company (calculated in accordance with SFAS 128) outstanding from time to time after the KU Loan Date; provided, that any such acquisition of capital stock pursuant to the foregoing clause (iv) is made in one or more transactions through purchases in the open market, or (v) the consummation of the other transactions contemplated by the Board Agreement. Notwithstanding anything in this Section 1(a)(ii) to the contrary, in the event that the Board Agreement is terminated in accordance with the terms of
         Section 5.4 thereof, the foregoing clauses (iv) and (v) shall be deemed to be null and void, and of no further force or effect."

         2. Amendment to Definition of "Beneficial Owner." Section 1(d) of the Rights Agreement is hereby amended by replacing the last paragraph of such
Section 1(d) with the following:

                  "Notwithstanding anything in this Section 1(d) to the contrary, none of the Exempted Persons, either individually, collectively or in any combination, shall be deemed to be a beneficial owner of or to beneficially own any securities beneficially owned, directly or indirectly, by any other Exempted Person regardless of any agreements, arrangements or understandings among any Exempted Persons, by virtue of or as a result of (i) actions taken in furtherance of the formation of a group consisting solely of Exempted Persons in connection with the Board Agreement and the transactions contemplated thereby, (ii) the execution of the Board Agreement, (iii) on or after the KU Loan Date, the acquisition of the Warrants and/or the acquisition of any securities issuable pursuant to the Warrants, (iv) on or after the KU Loan Date, after giving effect to the issuance of the Warrants (and all securities issuable pursuant to the Warrants), the acquisition of up to an additional ten percent (10%) of the fully-diluted capital stock of the Company (calculated in accordance with SFAS 128) outstanding from time to time after the KU Loan Date; provided, that any such acquisition of capital stock pursuant to the foregoing clause (iv) is made in one or more transactions through purchases in the open market, or (v) the consummation of the other transactions contemplated by the Board Agreement. Notwithstanding anything in this
                  Section 1(d) to the contrary, in the event that the Board Agreement is terminated in accordance with the terms of
                  Section 5.4 thereof, the foregoing clauses (iii) and (iv) shall be deemed to be null and void, and of no further force or effect."

         3. Deletion of Certain Definitions. Section 1 of the Rights Agreement is hereby amended by deleting in their entirety subsections (kk), (ll) and (mm).

         4. Additional Definition. Section 1 of the Rights Agreement is hereby amended by inserting the following subsections at the end of such Section 1:

                  "(kk) "Board Agreement" shall mean the Agreement Regarding Board of Directors and Amendment of Rights Agreement dated as of March 12, 2003 by and among the Company, A.J. Clegg, KU Learning, L.L.C., Knowledge Universe Learning Group, L.L.C., Knowledge Universe II L.L.C., Steven B. Fink and Joseph Harch, as amended from time to time."

         5. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended by replacing the last sentence of such Section 3(a) with the following:

                  "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by virtue of (a) actions taken in furtherance of the formation of a group consisting solely of Exempted Persons in connection with the Board Agreement and the transactions contemplated thereby, (b) the execution of the Board Agreement, (c) on or after the KU Loan Date, the acquisition of the Warrants and/or the acquisition of any securities issuable pursuant to the Warrants, (d) on or after the KU Loan Date, after giving effect to the issuance of the Warrants (and all securities issuable pursuant to the Warrants), the acquisition of up to an additional ten percent (10%) of the fully-diluted capital stock of the Company (calculated in accordance with SFAS 128) outstanding from time to time after the KU Loan Date; provided, that any such acquisition of capital stock pursuant to the foregoing clause
                  (d) is made in one or more transactions through purchases in the open market, or (e) the consummation of the other transactions contemplated by the Board Agreement. Notwithstanding anything in this Section 3(a) to the contrary, in the event that the Board Agreement is terminated in accordance with the terms of Section 5.4 thereof, the foregoing clauses (c) and (d) shall be deemed to be null and void, and of no further force or effect."

         6. Amendment to Section 7. Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

                  "(a)     Subject to Section 7(e) hereof, at any time after,
                  but not before, the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) 5:00 P.M., New York City time, on May 31, 2010, or such later date as may be established by the Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board, the ("Final Expiration Date"), or (ii) the time at which the Rights are redeemed or exchanged as provided in
                  Section 23 and Section 24 hereof (the earlier of (i) and (ii) being herein referred to as the "Expiration Date")."

         7. Amendment to Section 26. Section 26 of the Rights Agreement is hereby amended by replacing the address of the Company following the first paragraph of such Section 26 with the following:

                  "Nobel Learning Communities, Inc.
                  1615 West Chester Pike
                  West Chester, PA 19382
                  Attention: General Counsel"

         8. Amendment to Section 27. Section 27 of the Rights Agreement is hereby amended to read in its entirety as follows:

                  "27.     Supplements and Amendments. Prior to the Distribution
                  Date, and subject to the penultimate sentence of this Section 27, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock. From and after the Distribution Date, and subject to the penultimate sentence of this Section 27, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder (which lengthening or shortening, following the first occurrence of an event set forth in clauses (i) or (ii) of the first provision to Section 23(a) hereof, shall be effective only if there are Continuing Directors and shall require the concurrence of a majority of such Continuing Directors), or
                  (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made which changes the Redemption Price, the Final Expiration Date, the Purchase Price or the number of one one-hundredths of a share of Preferred Stock for which a Right is exercisable, and no supplement or amendment that changes the rights or duties of the Rights Agent under this Agreement shall be effective without the execution of such supplement or amendment by the Rights Agent. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock."

         9. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         10. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state without giving effect to the principles of conflict of laws thereof. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          [The Remainder of the Page has been Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to the Rights Agreement to be duly executed as of the day and year first above written.

                                            NOBEL LEARNING COMMUNITIES, INC.

                                            By: ________________________________
                                            Title:

Attest:

By:  ________________________________
Title:

                                            STOCKTRANS, INC.

                                            By: _______________________________
                                            Title:

Attest:

By: ________________________________
Title: